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                      July 27, 2023

       Jonathan Darnell
       Chief Financial Officer
       AltEnergy Acquisition Corp.
       600 Lexington Avenue, 9th Floor
       New York, New York 10022

                                                        Re: AltEnergy
Acquisition Corp.
                                                            Form 10-K/A for the
Fiscal Year ended December 31, 2022
                                                            Filed May 23, 2023
                                                            File No. 001-40984

       Dear Jonathan Darnell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation